Exhibit 10.4

EXECUTION COPY

AMENDED AND RESTATED

MANAGEMENT AND CONSTRUCTION SUPERVISION AGREEMENT

This AMENDED AND RESTATED MANAGEMENT AND CONSTRUCTION SUPERVISION AGREEMENT (this “Agreement”) is made as of May 14, 2010, by and among CROWLEY TECHNICAL MANAGEMENT, INC., a Delaware corporation (the “Manager”), AMERICAN PETROLEUM TANKERS LLC, a Delaware limited liability company (“APT”), AMERICAN PETROLEUM TANKERS PARENT LLC, a Delaware limited liability company (“APT Parent”) and AMERICAN PETROLEUM TANKERS HOLDING LLC, a Delaware limited liability company (“APT Holding”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in Annex A to the APT Holding LLC Agreement (as such term is defined below) and this Agreement shall be construed in accordance with the rules of construction set forth in Section 1.02 of such Annex A.

RECITALS

A.	The Manager and APT are party to the Management and Construction Supervision Agreement dated as of July 28, 2009, as amended by that certain Addendum No. 1 dated as of September 20, 2009 (the “Original MCSA”), pursuant to which, among other things, the Manager agreed to (i) provide certain management services for purposes of supervising the construction of the Vessels, (ii) cause Intrepid Ship Management, Inc. to enter into ship management agreements with the Subsidiaries with respect to the Vessels and (iii) perform such other services as more fully described therein.

B.	Two Vessels remain undelivered under the Construction Contract.

C.	APT intends to restructure the ownership of the Subsidiaries, such that each of APT itself and the Subsidiaries will be wholly-owned, directly or indirectly, by APT Parent, which will in turn be directly wholly-owned by APT Holding, and APT, as a “Shipowning Subsidiary” of APT Holding, will become the registered owner of both of the remaining undelivered Vessels under the Construction Contract.

D.	APT remains a party to the Construction Contract.

E.	The restructuring will require that Management Services currently conducted by the Manager shall be conducted for APT, APT Parent and APT Holding, as applicable.

F.	The Manager acknowledges that concurrently herewith the Performance Guarantor will issue an amended and restated Performance Guarantee in favor of APT, APT Parent and APT Holding with respect to the obligations of the Manager hereunder.

Each of the Manager, APT, APT Parent and APT Holding desires to amend and restate the Original MCSA to add APT Parent and APT Holding as parties and to reflect the changes required by the restructuring of APT, in each case on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements set forth herein, the parties hereto amend and restate the Original MCSA and agree as follows:

1.	Definitions. For the purpose of this Agreement, the following terms shall have the following meanings:

“Administrative Management Services” means the Management Services set out in Clauses 2(a)(i) through (v) as well as all Management Services conducted after the Delivery Date for the final Vessel under the Construction Contract;

“APT Holding LLC Agreement” means the Limited Liability Company Agreement of APT Holding dated as of April 23, 2010, as the same may be amended, restated or modified from time to time in compliance with the terms thereof;

“APT LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of APT dated as of May 14, 2010, as the same may be amended, restated or modified from time to time in compliance with the terms thereof;

“APT Parent LLC Agreement” means the Limited Liability Company Agreement of APT Parent dated as of April 23, 2010, as the same may be amended, restated or modified from time to time in compliance with the terms thereof;

“Business” has the meaning assigned to such term in Clause 5(a)(i);

“Business Day” any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York;

“COF’s” has the meaning assigned to such term in Clause 2(a)(viii);

“Confidential Information” has the meaning assigned to such term in Clause 5(a)(ii);

“Construction Contract” means the Amended and Restated Contract for Construction between APT (as assignee of USS Product Carriers LLC) and the Contractor effective March 14, 2006 (including all modifications), as amended, restated, supplemented or otherwise modified from time to time;

“Construction Management Services” means the Management Services set out in Clauses 2(a)(vi) through (xix);

“Contractor” means National Steel and Shipbuilding Company, a Nevada corporation;

“Credit Agreement” means the Revolving Notes Facility Agreement dated as of August 7, 2006 the by and among American Petroleum Tankers LLC (formerly known as USS Products Investor LLC), JV Tanker Charterer LLC, the other Subsidiaries identified therein, APT Intermediate Holdco LLC, American Petroleum Tankers Parent LLC, the various financial institutions as are or may become parties thereto as Lenders, Blackstone Corporate Debt Administration L.L.C., as administrative agent, The Bank of New York Mellon (as successor in interest to JP Morgan Chase Bank, N.A.), as security agent, and Lehman Brothers Inc., as sole lead arranger and sole bookrunner, as amended by an Amendment No. 1 to Revolving Note Facility Agreement, dated as of August 5, 2009, a Waiver and Amendment No. 2 to Revolving Note Facility Agreement, dated as of August 17,

2009, a Waiver and Amendment No. 3 to Revolving Note Facility Agreement, dated as of October 30, 2009, an Amendment No. 4 to Revolving Notes Facility Agreement, dated as of April 23, 2010, an Amendment No. 5 to Facility Agreement, dated as of May 5, 2010, as the same may be further amended, restated or modified from time to time in compliance with the terms thereof;

“Delivery Date” means, with respect to any Vessel, the date on which a Vessel is tendered for delivery by the Contractor to APT or any other applicable Shipowning Subsidiary;

“Design Products” has the meaning assigned to such term in Clause 2(a)(xii);

“Expiration Date” means the 5th anniversary of the date of the Original MCSA;

“Future Expiration Date” has the meaning assigned to such term in Clause 8(a);

“Golden State Management Agreement” means the Standard Ship Management Agreement, dated July 28, 2009, between JV Tanker Charterer LLC, as owner, and Intrepid Ship Management, Inc., as manager, as amended, restated, supplemented or otherwise modified from time to time, regarding GOLDEN STATE;

“Golden State Guarantee” means the Guaranty, dated as of July 28, 2009, made by the Performance Guarantor in favor of JV Tanker Charterer LLC, as amended, restated, supplemented or otherwise modified from time to time, regarding the Golden State Management Agreement;

“Guarantees” means the Performance Guarantee, the Golden State Guarantee, the Pelican State Guarantee, the Sunshine State Guarantee and any other guarantee made by the Performance Guarantor to any other Shipowning Subsidiary, and in the singular means any of them;

“LLC Agreements” means the APT LLC Agreement, the APT Parent LLC Agreement and the APT Holding LLC Agreement, and in the singular means any of them;

“Management Services” has the meaning assigned to such term in Clause 2(a);

“Management Services Standard” means, with respect to the services set out herein, that such services will be performed by the Manager with reasonable care and diligence consistent with customary United States commercial practice as would be used by a prudent Person during the construction of a vessel to be registered under the United States flag and used in the coastwise trade of the United States, but in all cases at not less than the level of care and diligence the Manager and its affiliates use in managing the construction of vessels similar to the Vessels for themselves and third parties. Management Services Standard shall also mean, with respect to the incurrence by the Manager of Reimbursable Expenses, that the Manager will incur such expenses using the same standard that it would apply with respect to the construction of Vessels to be owned and operated by it where such expenses are not reimbursable from another party;

“Management Fees” has the meaning assigned to such term in Clause 4(a);

“Other Credit Agreement” means any credit agreement, loan agreement or other financing facility, as amended, restated, supplemented or otherwise modified from time to time, to which APT, APT Parent, APT Holding or any of the Subsidiaries or their respective subsidiaries is a party, or in relation to which APT, APT Parent, APT Holding or any of the Subsidiaries or their respective subsidiaries is a guarantor, provider of security or otherwise obligated;

“Pelican State Management Agreement” means the Standard Ship Management Agreement, dated July 28, 2009, between PI 2 Pelican State LLC, as owner, and Intrepid Ship Management, Inc., as manager, as amended, restated, supplemented or otherwise modified from time to time, regarding PELICAN STATE;

“Pelican State Guarantee” means the Guaranty, dated as of July 28, 2009, made by the Performance Guarantor in favor of PI 2 Pelican State LLC, as amended, restated, supplemented or otherwise modified from time to time, regarding the Pelican State Management Agreement;

“Performance Guarantee” means the guarantee dated as of the date of the Original MCSA by the Performance Guarantor in favor of APT as amended and restated as of the date hereof by the Performance Guarantor in favor of APT, APT Parent and APT Holding; as amended, restated, supplemented or otherwise modified from time to time;

“Performance Guarantor” means Crowley Holdings, Inc.;

“Person” means an individual, a partnership, a corporation, a company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or any other entity;

“Progress Payment Worksheet” has the meaning assigned to such term in Clause 2(a)(vii);

“Reimbursable Expenses” means the following out-of-pocket expenses incurred by the Manager in relation to the provision of the services set out herein:

(a)	all reasonable out-of-pocket travel, subsistence, and accommodation expenses of the Manager’s employees and/or agents directly and solely incurred in connection with the performance of the services set out herein and supported by invoices;

(b)	all reasonable fees and expenses of third party experts, including but not limited to engineering and naval architect firms, engaged by the Manager to attend to any Vessel while under construction provided such third party experts have been engaged by the Manager with the prior written consent of APT, APT Parent or APT Holding;

(c)	any emergency non-budgeted expenses in relation to construction of any Vessel, provided the Manager has furnished to APT, APT Parent or APT Holding or its designee information in reasonable detail supporting the need for such non-budgeted expenditures and the fairness of the amount so expended;

(d)	all reasonable fees and expenses of external counsel engaged by the Manager on behalf of APT, APT Parent or APT Holding;

(e)	other out-of-pocket expenses incurred by the Manager directly related to the provision of the services set out herein not in excess of $500,000 per annum;

(f)	fees, costs and expenses of an external auditor or accounting firm to audit the financials of APT, APT Parent, APT Holding and the Subsidiaries as required by the provisions of the Credit Agreement, any Other Credit Agreement or any LLC Agreement, and external tax firms required to prepare and advise on tax returns of APT, APT Parent, APT Holding and the Subsidiaries as required by the provisions of the Credit Agreement, any Other Credit Agreement or any LLC Agreement;

(g)	the cost of insurance premiums for insurances required under Clause 2(a)(xix); and

(h)	in the event that the employee of U.S. Shipping who, as of the date of the Original MCSA, served as owner’s representative at the Shipyard, or his successor, at the request of APT, APT Parent or APT Holding, has become or will become an employee or subcontractor of the Manager, the salary, benefits and out-of-pocket expenses of such individual, provided that any such amounts referenced in this sub-clause (h) shall not be “Reimbursable Expenses” to the extent they relate to any period after the earlier of (i) the 45th calendar day following the Delivery Date for the final Vessel delivered under the Construction Contract or (ii) the 45th calendar day following the date that any of APT, APT Parent or APT Holding requests of the Manager that such person’s services in respect of this Agreement be terminated.

Reimbursable Expenses shall not include any of the following:

(i)	overhead of any kind or nature whatsoever,

(ii)	any amounts paid to any Person to whom the Manager subcontracts the services to be performed hereunder (except for the items referred to in sub-sections (a) - (d) and (f)); and

(iii)	any expenses incurred in connection with any violation by the Manager of any provision of this Agreement;

“Ship Management Agreement” means the Golden State Management Agreement, the Pelican State Management Agreement, the Sunshine State Management Agreement and any other technical and commercial ship management agreement, including but not limited to the two management agreements intended to be entered into between APT or other Shipowning Subsidiaries, as owner, and Intrepid Ship Management, as manager, in substantially the form of the modified Shipman 98, including the Inserts and Supplemental Clauses thereto, attached hereto as Exhibit I, each as may be amended, restated, supplemented or otherwise modified from time to time;

“Shipyard” means the Contractor’s shipbuilding facility located in San Diego, California;

“Shipowning Subsidiary” means each direct and indirect subsidiary of APT Holding that owns, or will become the owner of, one or more Vessels;

“Subsidiary” means each direct and indirect subsidiary of APT Holding;

“Subsidiary LLC Agreement” means the limited liability company agreement and other constituent documents of each Subsidiary, as the same may be amended, restated or modified from time to time in compliance with the terms thereof;

“Sunshine State Management Agreement” means the Standard Ship Management Agreement, dated December 3, 2009, between APT Sunshine State LLC, as owner, and Intrepid Ship Management, Inc., as manager, as amended, restated, supplemented or otherwise modified from time to time, regarding SUNSHINE STATE;

“Sunshine State Guarantee” means the Guaranty, dated as of December 3, 2009, made by the Performance Guarantor in favor of APT Sunshine State LLC, as amended, restated, supplemented or otherwise modified from time to time, regarding the Sunshine State Management Agreement;

“Termination Event” has the meaning assigned to such term in Clause 8(b);

“Transition Period” has the meaning assigned to such term in Clause 8(c); and

“Vessel” means any of the approximately 49,000 deadweight tonnage product/chemical tanker vessels constructed, being constructed or to be constructed pursuant to the Construction Contract (including, the initial five vessels to be delivered under the Construction Contract and, from and after the date any additional vessel is assigned pursuant to the Construction Contract Assignment, each such additional vessel).

2.	Appointment and Services.

(a)	The Manager agrees for the benefit of APT, APT Parent and APT Holding to perform the following services during the term of this Agreement on the terms and subject to the limitations and conditions set forth in this Agreement, always subject to the control and direction of APT Holding (collectively the “Management Services”):

(i)	managing the tax and accounting functions of the business of APT Holding, APT Parent and APT and supervising the construction and arranging for the delivery of each Vessel in accordance with the Construction Contract and the other Operative Documents (as such term is defined in the Credit Agreement and any Other Credit Agreement);

(ii)	assisting the Managing Member (as such term is defined in the APT Holding LLC Agreement) in, and performing all obligations of the Managing Member under the APT Holding LLC Agreement, in relation to:

1.	preparing annual budgets, including any amendments or updates, as applicable, for APT Holding and any Subsidiaries thereof;

2.	providing the statements, reports, notices and information and making the filings specified in Sections 6.1(b)(xi), 8.2 and 8.3(b) and (c) of the APT Holding LLC Agreement; and

3.	preparing, and submitting in a timely manner, all financial information, reports, notices, etc., required to be furnished under Section 7.1.1 of the Credit Agreement and any comparable provision of any Other Credit Agreement;

(iii)	performing all of the obligations of each of APT, APT Parent and APT Holding under Sections 7.1.8 and 7.2.3 of the Credit Agreement and any comparable provision of any Other Credit Agreement, with respect to liens, penalties and claims involving third parties, and promptly taking all reasonable steps necessary to remove any such lien, penalty or claim unless such lien, penalty or claim is a Permitted Lien (as such term is defined in the Credit Agreement and any Other Credit Agreement); provided, however, that the Manager shall have no obligation to apply or advance its own funds to cause the removal of any such lien, penalty or claim except to the extent such lien, penalty or claim arises due to the gross negligence or willful misconduct of the Manager;

(iv)	maintaining the books and records required under Section 7.1.6 of the Credit Agreement and any comparable provision of any Other Credit Agreement;

(v)	taking the actions relating to protection of security interests specified in Section 7.1.8 of the Credit Agreement and any comparable provision of any Other Credit Agreement;

(vi)	serving as APT’s “representative” pursuant to Article 14(e) of the Construction Contract;

(vii)

reviewing the monthly invoices to be submitted to APT under Article 4(c) of the Construction Contract and verifying to APT, APT Parent and APT Holding that such monthly invoices are in fact reasonably accurate statements of the percentage of completion of work within the meaning of such Article 4(c), including by being present at the Shipyard (as such term is defined in the Construction Contract) to evaluate the progress of construction of each Vessel, reviewing the Contractor’s completed “Worksheet for Calculating Percent Complete and Progress Payments” (each, a “Progress Payment Worksheet”), and providing a copy of each Progress Payment Worksheet, along with the Manager’s comments thereon and an opinion as to whether or not such Progress Worksheet is accurate and specifically identifying any information that the Manager believes is inaccurate, to APT, APT Parent and APT Holding within five Business Days of the Manager’s receipt thereof;

(viii)	reviewing all Change Order Forms and COF’s (as such terms are used or defined in the Construction Contract, collectively “COF’s”) submitted by Contractor under Article 6 of the Construction Contract after the date of the Original MCSA and forwarding those reasonably considered material to APT, APT Parent and APT Holding within three Business Days of the Manager’s receipt thereof, and further providing to APT, APT Parent and APT Holding within five Business Days the Manager’s written recommendation regarding such COF;

(ix)	proposing to APT, APT Parent and APT Holding any Essential Change or Non-Essential Change to the Contract Work (as such terms are defined in the Construction Contract) that the Manager shall believe to be necessary or desirable and, if approved by APT, submitting such Essential Change or Non-Essential Change to the Contractor on a COF;

(x)	promptly notifying APT, APT Parent and APT Holding of any potential or actual Force Majeure event, and the cessation of such event, of which the Manager becomes aware, whether or not such event impacts or has the potential to impact the Manager’s performance of this Agreement or the Contractor’s performance of the Construction Contract;

(xi)	promptly notifying APT, APT Parent and APT Holding of any other event of which the Manager becomes aware that could reasonably be expected to affect, in any material respect, the Contract Delivery Date (as such term is defined in the Construction Contract, and including either late or early delivery of any Vessel, whether or not notice of such change to the Contract Delivery Date is provided by the Contractor), the Contract Base Price (as such term is defined in the Construction Contract), or the construction of any Vessel covered by the Construction Contract and this Agreement;

(xii)	pursuant to Article 12 of the Construction Contract, reviewing and verifying, to the extent reasonably possible, that all Design Products (as such term is defined in the Construction Contract, “Design Products”) meet the requirements of Specifications and providing APT, or such other Person as directed by APT, with comments on any Design Products reasonably considered material that do not so conform within seven days of the Manager’s receipt thereof;

(xiii)	conducting inspections of equipment, machinery, material, equipment and workmanship in accordance with Articles 14(a) through (c), inclusive, of the Construction Contract as and when reasonably requested by APT and promptly reporting any material information obtained as the result of any such inspection as directed by APT;

(xiv)	attending all material inspections and witnessing all tests and trials scheduled by the Contractor, and promptly reporting any material information obtained as the result of any such inspection, test or trial to APT, APT Parent and APT Holding;

(xv)	supplying the computers, copying and similar operating office equipment as required by Article 14(d) of the Construction Contract and making use of the support facilities provided by the Contractor pursuant to such Article 14(d);

(xvi)	pursuant to Article 14(f) of the Construction Contract, promptly contesting all workmanship, material and equipment that shall be considered by the Manager not to conform to the Construction Contract and informing APT, APT Parent and APT Holding promptly if such workmanship, material or equipment is not conformed to the Manager’s satisfaction;

(xvii)	pursuant to Article 15(b) of the Construction Contract, inspecting sites and work of Subcontractors (as such term is defined in the Construction Contract) to the extent reasonably necessary or appropriate or as and when reasonably requested by APT, and promptly reporting any material information obtained as the result of any such inspection to APT, APT Parent and APT Holding;

(xviii)	pursuant to Article 20 of the Construction Contract, reviewing and approving material additions to the Maker’s List (as such term is defined in Article 20(b)(1) of the Construction Contract) proposed by the Contractor after the date of the Original MCSA and reviewing and approving each selection by DSEC (as such term is defined in the Construction Contract) or advising the Contractor of the Manager’s preferred maker pursuant to Article 20(b)(4) of the Construction Contract; provided that, notwithstanding the foregoing, if the Manager shall prefer a maker other than the maker selected by the Contractor, the Manager shall recommend such other maker to APT, APT Parent and APT Holding within thirty days of the Manager’s receipt of the Contractor’s notice of the selection of a maker and, prior to notifying the Contractor that such other maker is preferred, obtain written approval for such other maker from APT; and

(xix)	obtain and maintain the insurance policies required by Article 22 of the Construction Contract and cause APT to be named thereon as an additional assured, without recourse; and provide Certificates of Insurance evidencing compliance with such Article, and the Manager shall name APT as an “alternate employer” under the Manager’s Workers Compensation policy and shall waive rights of subrogation against APT, APT Parent APT Holding and the Contractor in such policy;

provided, however, that in performing the Management Services, the Manager shall be acting in a limited agency capacity and, as such, except as otherwise provided herein, shall have authority to take such steps as the Manager may from time to time in its reasonable discretion consider to be necessary to enable the Manager to perform this Agreement; and provided, further, however, that the Manager’s authority to act as APT’s agent during the construction of the Vessels shall be limited to the performance of this Agreement and the Manager shall have no general authority to act for APT, APT Parent or APT Holding in any capacity except as expressly set forth in this Agreement; and provided, further, however, that APT may with 5 Business Days prior written notice to the Manager designate such additional agents, representatives or employees to observe any aspect of vessel construction covered by the Construction Contract, or inspect the shipyard at which any Vessel is being built, provided each such agent, representative or employee shall (w) perform such observation and inspection in a manner consistent with not interfering with the construction of the Vessels and the operations of the shipyard and the performance by the Manager of its duties hereunder, (x) be retained at the cost of APT and (y) not function as a manager except as may be further agreed by the Manager and APT. Nothing contained in this Clause 2(a) or in any other provision of this Agreement is intended to, or shall be deemed to, obligate or provide for the Manager to provide any technical or operational services to or for any Vessel after the delivery of such Vessel under the Construction Contract.

(b)	The Manager agrees for the benefit of, APT Parent to cause Intrepid Ship Management, Inc. to enter into a Ship Management Agreement as to each Vessel with each Subsidiary that owns or becomes an owner of one or more Vessels forty-five (45) days prior to the estimated Delivery Date of such Vessel, and APT Parent agrees for the benefit of the Manager to cause such Subsidiary to enter into the Ship Management Agreement with the Manager or its affiliate, provided, however, that each ship management agreement shall provide for the Manager to be the commercial and technical manager of the Vessel for a period equal to five years from the Delivery Date for such Vessel, always subject to the terms of such Ship Management Agreement.

(c)

Without limiting the obligations of the Manager to APT, APT Parent or APT Holding under this Agreement, in connection with the Manager’s providing of the services set out herein, the Manager may subcontract with or otherwise retain the services of other Persons including, but not limited to, affiliates of the Manager; provided that such subcontractor agrees to perform such subcontracted services using a standard of care that is at least equal to the Management Services Standard. For purposes of this Agreement, any services performed by such Persons shall be deemed to have been performed by the Manager; provided, that no failure by any Person so selected to perform any services required to be performed hereunder shall relieve the Manager of any of its duties, obligations or liabilities hereunder.

(d)	The Manager shall act as an independent contractor and each Person (as such definition relates to an individual) performing the Management Services shall always be an employee of the Manager or its affiliates or its contractors or subcontractors and not an employee of APT, APT Parent or APT Holding for any purpose whatsoever.

(e)	Notwithstanding any provision in this Agreement to the contrary, the Manager shall not have authority to:

(i)	take any of the actions specified in Section 6.4(e) of the APT Holding LLC Agreement without the approval of the Required Directors (as such term is defined in the APT Holding LLC Agreement); or

(ii)	take any other action which the Managing Member (as defined in the APT Holding LLC Agreement) or the Sole Member (as defined in the APT LLC Agreement) is expressly prohibited from taking under any LLC Agreement.

(f)	The Manager shall promptly notify the Board of Directors (as such term is defined in the APT Holding LLC Agreement) if it has actual knowledge of any event or circumstance that, with the giving of any notice, the lapse of time or both would constitute a default of APT, APT Parent, APT Holding or any Subsidiary under the Credit Agreement or any Other Credit Agreement.

(g)	The duties and obligations of the Manager under this Agreement (including its performance of this Agreement) are guaranteed by the Performance Guarantor pursuant to the Performance Guarantee.

3.	Standard of Care; Representations and Warranties; Liability to APT, APT Parent and APT Holding and Indemnity:

(a)	The Manager shall perform all services to be performed under this Agreement in compliance with:

(i)	the Management Services Standard;

(ii)	all requirements of applicable laws and regulations; and

(iii)	the applicable provisions of the LLC Agreements and each Subsidiary LLC Agreement.

In addition, without limiting the foregoing, the Manager shall perform the services to be performed under this Agreement in good faith to promote the goals of minimizing any regulatory burden on APT, APT Parent and APT Holding and maintaining long-term reliability of APT, APT Parent and APT Holding.

(b)	The Manager shall affirmatively seek to avoid conflicts of interest with respect to APT, APT Parent and APT Holding. Notwithstanding the foregoing, if a potential conflict of interest exists or arises between the Manager or any of its affiliates, on the one hand, and APT, APT Parent and APT Holding or any of their respective affiliates, on the other, the Manager shall promptly notify APT, APT Parent and APT Holding of such conflict of interest.

(c)	Each of the Manager, APT, APT Parent and APT Holding represents and warrants as to itself that:

(i)	it is duly organized and validly existing under the laws of the jurisdiction of its organization and has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions herein contemplated;

(ii)	the execution, delivery and performance of this Agreement, and the consummation by it of such transactions contemplated hereby have been duly authorized by it and this Agreement constitutes its legal, valid and binding obligation; and

(iii)	except as would not reasonably be expected to have a material adverse effect, the execution, delivery and performance of this Agreement and the consummation of such transactions do not and will not conflict with the provisions of its governing instruments and will not violate any provisions of applicable law or regulation or any order of any court or regulatory body and will not result in the breach of, or constitute a default, or require any consent, under any agreement, instrument or document to which it is a party or by which it or any of its property may be bound or affected.

(d)

While each of APT, APT Parent and APT Holding acknowledges and agrees that the Manager is not assuming a fiduciary duty to APT, APT Parent APT Holding or their respective members or to the creditors of APT, APT Parent or APT Holding under the Credit Agreement or any Other Credit Agreement, the Manager acknowledges and agrees that its obligations under this Agreement include, but are not limited to, maintaining accounting procedures for APT, APT Parent, APT Holding and the Subsidiaries, and the Manager will perform all Management Services in accordance with the Management Services Standard and will make representations to APT, APT Parent, APT Holding, the Subsidiaries and their auditors as applicable concerning the financial statements of APT, APT Parent, APT Holding and the Subsidiaries, including that such statements have been prepared in accordance with Generally Accepted Accounting Principles (GAAP) in the United States of America, as may be determined by the Financial

Accounting Standards Board, and fairly and accurately represent the financial condition of APT, APT Parent, APT Holding and the Subsidiaries (or any of them) in all material respects.

(e)	The Manager shall be under no liability whatsoever to APT, APT Parent or APT Holding for any loss, damages, delay or expense of whatsoever nature and howsoever arising in the course of performance of this Agreement unless same is proved to have resulted from:

(i)	with respect to the preparation of financial statements, the failure of the Manager to prepare the financial statements according to the standards set forth in subclause (d) hereinabove or misconduct of the Managers, and with respect to all other Administrative Management Services, the failure of the Manager to exercise due professional care with respect to the provision of such Administrative Management Services or misconduct of the Manager or its employees; and

(ii)	with respect to the Construction Management Services, the gross negligence or willful misconduct of the Manager;

provided however that in no case shall the Manager be liable for consequential, indirect or special damages or loss of profits or revenue.

(f)	Except to the extent arising from matters described in Clause 3(e)(i) or 3(e)(ii) hereof, each of APT and APT Parent hereby jointly and severally undertakes to keep the Manager and its employees, agents and sub-contractors indemnified, defended and held harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising that may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement, and against and in respect of all costs, losses, damages and expenses (including legal costs and expenses on a full indemnity basis) that the Manager may suffer or incur in the course of the performance of this Agreement, provided however that in no case shall any of APT, APT Parent and APT Holding be liable for consequential, indirect or special damages or loss of profits or revenue.

4.	Compensation for Management Services.

(a)	In consideration of the provision by the Manager to APT, APT Parent and APT Holding of the services set out herein, APT Parent shall be obligated to pay to the Manager the fees set out in Exhibit II hereto (collectively, “Management Fees”) on such terms and at such times as set out therein. For the avoidance of doubt, no Management Fee shall be payable for any period following a Termination Event.

(b)

In addition to the payment of the Management Fees payable in accordance with Clause 4(a), above, APT Parent shall be obligated to advance funds to the Manager on a monthly basis in advance at the beginning of each month for Reimbursable Expenses which are known and budgeted based on a budget submitted by the Manager and updated from time to time to include Reimbursable Expenses which are able to be estimated, provided, that the Manager shall document in writing all reconciliations between actual and budgeted Reimbursable Expenses on a monthly basis, and shall provide APT Parent with a copy thereof together with reasonable documentation therefore, and provided further that with respect to Reimbursable Expenses that are not budgeted and for which no advance funds are available, the Manager shall provide APT Parent with a written request for amounts it is seeking to have repaid or reimbursed under this Clause 4(b) and such request shall include reasonable documentation of the amounts so advanced, incurred, or reimbursed and provided further that the Manager shall make such requests no more frequently than once in any calendar month. Any amounts to be reimbursed under this Clause 4(b) shall be payable promptly, but in any event within ten (10) Business Days of request by the Manager. The Manager shall provide accounting for all funds reimbursed, whether through advances or requests for reimbursement, hereunder on a monthly basis in arrears.

(c)	The Manager shall at all times maintain and keep true and correct records of all costs and expenditures incurred hereunder as well as all other data necessary or proper for the settlement of accounts between the parties hereto in accordance with this Agreement, which records shall be open for inspection by authorized representatives of APT, APT Parent and APT Holding during normal business hours and upon reasonable prior notice. Payment by APT Parent of any statements, invoices or requests for cash submitted hereunder shall not prejudice the right of APT Parent to later protest or question the correctness thereof within 60 days of the date such payment is made. APT Parent shall have the right, during normal business hours and upon reasonable prior written or electronic notice and at the cost of APT Parent to audit the Manager’s accounts and records relating to the accounting hereunder for any calendar year (or portion thereof).

(d)	If at any time it is likely that the Manager (or APT Parent) has or may have any claim against any third party for the recoupment or reimbursement of any costs or expenses constituting Reimbursable Expenses for which APT Parent has reimbursed the Manager in accordance with Clause 4(b) above, the Manager shall take such commercially reasonable action as may be necessary to collect such amounts from such third party, and upon any such collection, shall promptly pay over the amount collected to APT Parent.

5.	Acknowledgment and Non-Disclosure.

(a)	Acknowledgement: The Manager acknowledges that:

(i)	the business of APT, APT Parent APT Holding and the Subsidiaries (the “Business”) consists of arranging for the construction of, owning and chartering United States flag vessels to be engaged in the United States coastwise trade;

(ii)	as Manager under this Agreement, it will occupy a position of trust and confidence and will become familiar with the following, any and all of which constitute confidential information of APT, APT Parent and APT Holding (collectively, the “Confidential Information”):

1.	any and all trade secrets, data, know-how, designs, ideas, past, current and planned research and development, market studies and business plans, however documented, of APT, APT Parent and APT Holding directly or indirectly useful in any aspect of the Business, and any other confidential information or secret aspect of the Business;

2.	any and all information concerning the Business and affairs of APT, APT Parent and APT Holding; and

3.	any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for APT, APT Parent and APT Holding containing or based, in whole or in part, on any information included in the foregoing;

(iii)	all Confidential Information known or obtained by the Manager, whether before or after the date hereof, is the property of APT, APT Parent or APT Holding, as the case may be;

(iv)	APT, APT Parent and APT Holding compete with other businesses that are located throughout the United States;

(v)	the covenants set forth in sub-sections (a) and (b) of this Clause 5 are reasonable with respect to duration, geographical area, and scope, and necessary to protect and preserve the Business; and

(vi)	the breach by the Manager of the covenants set forth in sub-section (b) of this Clause 5 will cause irreparable harm to APT, APT Parent and APT Holding, and APT, APT Parent and APT Holding will not have an adequate remedy at law.

(b)	Non-Disclosure: The Manager agrees:

(i)	that it will not, at any time, disclose to any unauthorized Persons or use for his own account or for the benefit of any third party any Confidential Information, without APT Holding’s prior written consent, unless and to the extent that:

1.	the Confidential Information is or becomes generally known to and available for use by the public other than as a result of the Manager’s fault or the fault of any other Person bound by a duty of confidentiality to APT, APT Parent or APT Holding; or

2.	disclosure is required pursuant to any statutory or regulatory requirement or any mandatory court order, subpoena or other legal process; provided, however, that the Manager shall promptly notify APT, APT Parent and APT Holding in writing of the receipt of any such mandatory court order, subpoena or other legal process and will, at APT Parent’s request and expense, cooperate with it in permitting APT, APT Parent or APT Holding, in its own name or in the name of the Manager, to intervene to challenge such order, subpoena or process; and

(ii)	to deliver to APT, APT Parent and APT Holding at any time APT, APT Parent or APT Holding may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the Business.

6.	Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

7.	Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to APT Holding:	American Petroleum Tankers Holding LLC c/o Blackstone Capital Partners V USS, L.P. 345 Park Avenue, 29th Floor New York, NY 10154 Attention: David Foley/Sean Klimczak Facsimile: 212-583-5703

If to APT Parent:	American Petroleum Tankers Parent LLC c/o Blackstone Capital Partners V USS, L.P. 345 Park Avenue, 29th Floor New York, NY 10154 Attention: David Foley/Sean Klimczak Facsimile: 212-583-5703

If to APT:	American Petroleum Tankers LLC c/o Blackstone Capital Partner V USS, L.P 345 Park Avenue, 29th Floor New York, NY 10154 Attention: David Foley/Sean Klimczak Facsimile: 212 583 5703

If to the Manager:	Crowley Technical Management, Inc. 9487 Regency Square Blvd. Jacksonville, FL 32225-8125 Attention: Todd Busch Facsimile: 904 722 5278

8.	Termination.

(a)	Subject always to the provisions set out in sub-section (b) of this Clause 8, this Agreement shall continue in full force and effect from the date hereof through the Expiration Date; provided, however, that the term of this Agreement shall automatically extend for a one-year period thereafter unless at least ninety (90) days prior to the Expiration Date or the end of any extension period (a “Future Expiration Date”), as the case may be, APT Holding, APT Parent and APT, on the one hand, or the Manager, on the other hand, give notice as set out in Clause 7 hereof to the other parties hereto of their intent to terminate this Agreement on the Expiration Date or such Future Expiration Date.

(b)	This Agreement shall terminate on the occurrence of the earliest of the following events (each a “Termination Event”):

(i)	at APT’s, APT Parent’s and APT Holding’s sole option, the ninetieth (90th) day after the date any of APT, APT Parent or APT Holding gives notice as set out in Clause 7 hereof to the Manager of their intent to terminate this Agreement;

(ii)	in the event either (a) the Manager or any of its affiliates or (b) APT, APT Parent, APT Holding or any of their respective Subsidiaries shall breach or fail to observe any of their respective obligations, covenants or undertakings under this Agreement or any Ship Management Agreement, and

1.	such breach is capable of being cured within thirty (30) days after notice thereof, but has not been cured within such thirty (30) day period, on the thirtieth (30th) day after the date APT, APT Parent and APT Holding, on the one hand, or the Manager, on the other hand, give notice as set out in Clause 7 hereof to all of the other parties hereto of their intent to terminate this Agreement as a result thereof;

2.	such breach cannot reasonably be cured within thirty (30) days after notice thereof, on the date that APT, APT Parent and APT Holding, on the one hand, or the Manager, on the other hand, give notice as set out in Clause 7 hereof to all of the other parties hereto of their intent to terminate this Agreement as a result thereof; or

3.	with respect to non-payment by APT Parent of its payment obligations under this Agreement to the Manager of Management Fees and undisputed Reimbursable Expenses, such payment obligation has not been cured by APT Parent within five (5) Business Days after the Manager gives notice thereof as set out in Clause 7 hereof to APT Parent.

(iii)	in the event that APT, APT Parent and APT Holding determine, in their sole discretion, that an adverse change has occurred in the financial condition, business or operation of the Manager, the Performance Guarantor or Intrepid Ship Management, Inc., including but not limited to:

1.	a default by the Manager, the Performance Guarantor or Intrepid Ship Management, Inc. under any agreement or instrument relating to its debt for borrowed money which default exists beyond any applicable grace period therefor; or

2.	the Manager, the Performance Guarantor or Intrepid Ship Management, Inc. becomes subject to a proceeding seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, liquidation or reorganization under any applicable law;

on the date that APT, APT Parent and APT Holding gives notice as set out in Clause 7 hereof to the Manager of its intent to terminate this Agreement as a result of such Termination Event; and

(iv)	with respect to any particular Vessel under construction only, without termination of this Agreement as a whole, in the event APT Parent enters into an agreement with a party not a Subsidiary of APT Parent to sell any Vessel under construction, this Agreement shall terminate with respect to such Vessel on the date no earlier than the thirtieth (30th) day after APT Parent gives notice as set out in Clause 7 hereof to the Manager of such agreement to sell.

(c)	Notwithstanding any termination of this Agreement for any reason, including but not limited to termination by notice hereunder, upon the written joint request of APT, APT Parent and APT Holding, this Agreement shall remain in full force and effect for a reasonable period of time (not to exceed ninety (90) days from the date that this Agreement would otherwise have terminated) to allow APT, APT Parent or APT Holding to arrange for alternate management and construction supervision services (such time period, the “Transition Period”), provided that the Manager shall be paid the Management Fees by APT Parent during the Transition Period. The Manager agrees that during any Transition Period and for a period of up to ninety (90) days after any termination of this Agreement, whether or not a Transition Period is applicable, it shall undertake to provide any new manager with all information, documentation, books and any other data (electronic or otherwise) required or requested by APT, APT Parent or APT Holding or any new manager to assist in the transition or the Management Services.

9.	Submission to Jurisdiction; Consent to Service of Process.

(a)	Each of the parties hereto hereby irrevocably submits to the non-exclusive jurisdiction of any federal or state court located within the County of New York in the State of New York over any dispute arising out of or relating to this Agreement, and agrees that all claims in respect of such dispute may be heard and determined in such courts. Each of the parties hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)	Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Clause 7 of this Agreement.

(c)	EACH OF PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

10.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

11.	Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

12.	Counterparts. This Agreement may be executed in counterparts and any number of counterparts signed in the aggregate by the parties hereto shall consummate a single original instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic mail shall be effective as delivery of a manually executed counterpart hereof, and the party delivering such signature page by facsimile transmission or electronic mail shall promptly thereafter deliver to the other party hereto an original, duly executed counterpart of such signature page.

13.	No Third-Party Beneficiaries. Nothing herein, whether express or implied, is intended to or shall confer upon any person or entity other than the parties hereto, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Exhibit 10.4

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AMERICAN PETROLEUM TANKERS LLC

By:	American Petroleum Tankers Parent LLC, its Sole Member

By:	American Petroleum Tankers Holding LLC, its Sole Member

By:	Blackstone Capital Partners V USS, L.P., its Managing Member

By:	Blackstone Management Associates V USS L.L.C., its General Partner

By:	BMA V USS L.L.C., its Sole Member

By:	/s/ Sean Klimczak

Name:	Sean Klimczak
Title:	Attorney-in-Fact

AMERICAN PETROLEUM TANKERS PARENT LLC

By:	American Petroleum Tankers Holding LLC, its Sole Member

By:	Blackstone Capital Partners V USS, L.P., its Managing Member

By:	Blackstone Management Associates V USS L.L.C., its General Partner

By:	BMA V USS L.L.C., its Sole Member

By:	/s/ Sean Klimczak

Name:	Sean Klimczak
Title:	Attorney-in-Fact

AMERICAN PETROLEUM TANKERS HOLDING LLC

By:	Blackstone Capital Partners V USS, L.P., its Managing Member

By:	Blackstone Management Associates V USS L.L.C., its General Partner

By:	BMA V USS L.L.C., its Sole Member

By:	/s/ Sean Klimczak

Name:	Sean Klimczak
Title:	Attorney-in-Fact

CROWLEY TECHNICAL MANAGEMENT, INC.

By:	/s/ Todd Busch

Name:	Todd Busch
Title:	Sr. Vice President & GM

CONSENT OF PERFORMANCE GUARANTOR

Crowley Holding Inc., as Performance Guarantor, hereby (i) consents to the foregoing amendment and restatement of the Original MCSA (the “Amended and Restated MCSA”); (ii) confirms that each of the Guarantees (as defined in the “Amended and Restated MCSA”) remain in full force and effect after this amendment and restatement of the Original MCSA; and (iii) confirms that all references in any Guarantee to the Original MCSA means the Amended and Restated MCSA, as it may be further amended, restated or modified from time to time.

CROWLEY HOLDINGS, INC.

By:	/s/ Daniel L. Warner

Name:	Daniel L. Warner
Title:	SVP and Treasurer

EXHIBIT I

FORM OF SHIPMAN 98

1. Date of Agreement	THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO) STANDARD SHIP MANAGEMENT AGREEMENT CODE NAME: “SHIPMAN 98” Part I

2. Owners (name, place of registered office and law of registry) (Cl. 1)	3. Managers (name, place of registered office and law of registry) (Cl. 1)

Name	Name

Place of registered office	Place of registered office

Law of registry	Law of registry

4. Day and year of commencement of Agreement (Cl. 2)

5. Crew Management (state “yes” or “no” as agreed) (Cl. 3.1)	6. Technical Management (state “yes” or “no” as agreed) (Cl. 3.2)

7. Commercial Management (state “yes” or “no” as agreed) (Cl. 3.3)	8. Insurance Arrangements (state “yes” or “no” as agreed) (Cl. 3.4)

9. Accounting Services (state “yes” or “no” as agreed) (Cl. 3.5)	10. Sale or purchase of the Vessel (state “yes” or ‘no” as agreed) (Cl. 3.6)

11. Provisions (state “yes:” or “no” as agreed) (Cl. 3.7)	12. Bunkering (state “yes” or “no” as agreed) (Cl. 3.8)

13. Chartering Services Period (only to be filled in if “yes” stated in Box 7) (CI. 3.3(i))	14. Owners’ Insurance (state alternative (i), (ii) or (ili) of Cl. 6.3)

15. Annual Management Fee (state annual amount) (Cl. 8.1)	16. Severance Costs (state maximum amount) (Cl. 8.4(ii))

17. Day and year of termination of Agreement (CI. 17)	18. Law and Arbitration (state alternative 19.1, 19.2 or 19.3; if 19.3 place of arbitration must be stated) (Cl. 19)

19. Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Owners) (Cl. 20)	20. Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Managers) (Cl. 20)

It is mutually agreed between the party stated in Box 2 and the party stated in Box 3 that this Agreement consisting of PART I and PART II as well as Annexes “A” (Details of Vessel), “B” (Details of Crew), “C” (Budget) and °D” (Associated vessels) attached hereto, shall be performed subject to the conditions contained herein. In the event of a conflict of conditions, the provisions of PART I and Annexes “A”, “B”, “C” and “D” shall prevail other those of PART II to the extent such conflict but no further.

Signatures (Owners)	Signatures (Managers)

PART II

“Shipman 98” Standard Ship Management Agreement

1.	Definitions

In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them.

“Owners” means the party identified in Box 2.

“Managers” means the party identified in Box 3.

“Vessel” means the vessel or vessels details of which are set out in Annex “A” attached hereto.

“Crew” means the Master, officers and ratings of the numbers, rank and nationality specified in Annex “B” attached hereto.

“Crew Support Costs” means all expenses of a general nature which are not particularly referable to any individual vessel for the time being managed by the Managers and which are incurred by the Managers for the purpose of providing an efficient and economic management service and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, sick pay, study pay, recruitment and interviews.

“Severance Costs” means the costs which the employers are legally obliged to pay to or in respect of the Crew as a result of the early termination of any employment contract for service on the Vessel.

“Crew Insurances” means insurances against crew risks which shall include but not be limited to death, sickness, repatriation, injury, shipwreck unemployment indemnity and loss of personal effects.

“Management Services” means the services specified in sub-clauses 3.1 to 3.8 as indicated affirmatively in Boxes 5 to 12.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organization (IMO) by resolution A.741(18) or any subsequent amendment thereto.

“STCW 95” means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 or any subsequent amendment thereto.

2.	Appointment of Managers

With effect from the day and year stated in Box 4 and continuing unless and until terminated as provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as the Managers of the Vessel.

3.	Basis of Agreement

Subject to the terms and conditions herein provided, during the period of this Agreement, the Managers shall carry out Management Services in respect of the Vessel as agents for and on behalf of the Owners. The Managers shall have authority to take such actions as they may from time to time in their absolute discretion consider to be necessary to enable them to perform this Agreement in accordance with sound ship management practice.

3.1 Crew Management

(only applicable if agreed according to Box 5)

The Managers shall provide suitably qualified Crew for the Vessel as required by the Owners in accordance with the STCW 95 requirements, provision of which includes but is not limited to the following functions:

(i)	selecting and engaging the Vessel’s Crew, including payroll arrangements, pension administration, and insurances for the Crew other than those mentioned in Clause 6;

(ii)	ensuring that the applicable requirements of the law of the flag of the Vessel are satisfied in respect of manning levels, rank, qualification and certification of the Crew and employment regulations including Crew’s tax, social insurance, discipline and other requirements;

(iii)	ensuring that all members of the Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate flag State requirements. In the absence of applicable flag State requirements the medical certificate shall be dated not more than three months prior to the respective Crew members leaving their country of domicile and maintained for the duration of their service on board the Vessel;

(iv)	ensuring that the Crew shall have a command of the English language of a sufficient standard to enable them to perform their duties safely;

(v)	arranging transportation of the Crew, including repatriation;

(vi)	training of the Crew and supervising their efficiency;

(vii)	conducting union negotiations;

(viiii)	operating the Managers’ drug and alcohol policy unless otherwise agreed.

3.2 Technical Management

(only applicable if agreed according to Box 6)

The Managers shall provide technical management which includes, but is not limited to, the following functions:

(i)	provision of competent personnel to supervise the maintenance and general efficiency of the Vessel;

(ii)	arrangement and supervision of dry dockings, repairs, alterations and the upkeep of the Vessel to the standards required by the Owners provided that the Managers shall be entitled to incur the necessary expenditure to ensure that the Vessel will comply with the law of the flag of the Vessel and of the places where she trades, and all requirements and recommendations of the classification society;

(iii)	arrangement of the supply of necessary stores, spares and lubricating oil;

(iv)	appointment of surveyors and technical consultants as the Managers may consider from time to time to be necessary;

(v)	development, implementation and maintenance of a Safety Management System (SMS) in accordance with the ISM Code (see sub-clauses 4.2 and 5.3).

3.3 Commercial Management

(only applicable if agreed according to Box 7)

The Managers shall provide the commercial operation of the Vessel, as required by the Owners, which includes, but is not limited to, the following functions:

(i)	providing chartering services in accordance with the Owners’ instructions which include, but are not limited to. seeking and negotiating employment for the Vessel and the conclusion (including the execution thereof) of charter parties or other contracts relating to the employment of the Vessel. If such a contract exceeds the period stated in Box 13, consent thereto in writing shall first be obtained from the Owners.

(ii)	arranging of the proper payment to Owners or their nominees of all hire and/or freight revenues or other moneys of whatsoever nature to which Owners may be entitled arising out of the employment of or otherwise in connection with the Vessel,

(iii)	providing voyage estimates and accounts and calculating of hire, freights, demurrage and/or despatch moneys due from or due to the charterers of the Vessel;

(iv)	issuing of voyage instructions;

(v)	appointing agents;

(vi)	appointing stevedores;

(vii)	arranging surveys associated with the commercial operation of the Vessel.

PART II

“Shipman 98” Standard Ship Management Agreement

3.4 Insurance Arrangements

(only applicable if agreed according to Box 8)

The Managers shall arrange insurances in accordance with Clause 6, on such terms and conditions as the Owners shall have instructed or agreed, in particular regarding conditions, insured values, deductibles and franchises.

3.5 Accounting Services

(only applicable if agreed according to Box 9)

The Managers shall:

(i)	establish an accounting system which meets the requirements of the Owners and provide regular accounting services, supply regular reports and records,

(ii)	maintain the records of all costs and expenditure incurred as well as data necessary or proper for the settlement of accounts between the parties.

3.6 Sale or Purchase of the Vessel

(only applicable if agreed according to Box 10)

The Managers shall, in accordance with the Owners’ instructions, supervise the sale or purchase of the Vessel, including the performance of any sale or purchase agreement, but not negotiation of the same.

3.7 Provisions (only applicable if agreed according to Box 11) The Managers shall arrange for the supply of provisions.

3.8 Bunkering (only applicable if agreed according to Box 12) The Managers shall arrange for the provision of bunker fuel of the quality specified by the Owners as required for the Vessel’s trade.

4.	Managers’ Obligations

4.1 The Managers undertake to use their best endeavours to provide the agreed Management Services as agents for and on behalf of the Owners in accordance with sound ship management practice and to protect and promote the interests of the Owners in all matters relating to the provision of services hereunder. Provided, however, that the Managers in the performance of their management responsibilities under this Agreement shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Managers in their absolute discretion consider to be fair and reasonable.

4.2 Where the Managers are providing Technical Management in accordance with sub-clause 3.2, they shall procure that the requirements of the law of the flag of the Vessel are satisfied and they shall in particular be deemed to be the “Company” as defined by the ISM Code, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable.

5.	Owners’ Obligations

5.1 The Owners shall pay all sums due to the Managers punctually in accordance with the terms of this Agreement.

5.2 Where the Managers are providing Technical Management in accordance with sub-clause 3.2, the Owners shall:

(i)	procure that all officers and ratings supplied by them or on their behalf comply with the requirements of STCW 95;

(ii)	instruct such officers and ratings to obey all reasonable orders of the Managers in connection with the operation of the Managers’ safety management system.

5.3 Where the Managers are not providing Technical Management in accordance with sub-clause 3.2, the Owners shall procure that the requirements of the law of the flag of the Vessel are satisfied and that they, or such other entity as may be appointed by them and identified to the Managers, shall be deemed to be the “Company” as defined by the ISM Code assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable.

6.	Insurance Policies

The Owners shall procure, whether by instructing the Managers under sub-clause 3.4 or otherwise, that throughout the period of this Agreement:

6.1 at the Owners’ expense, the Vessel is insured for not less than her sound market value or entered for her full gross tonnage, as the case may be for:

(i)	usual hull and machinery marine risks (including crew negligence) and excess liabilities;

(ii)	protection and indemnity risks (including pollution risks and Crew Insurances); and

(iii)	war risks (including protection and indemnity and crew risks) in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with first class insurance companies, underwriters or associations (“the Owners’ Insurances”);

6.2 all premiums and calls on the Owners’ insurances are paid promptly by their due date,

6.3 the Owners’ Insurances name the Managers and, subject to underwriters’ agreement, any third party designated by the Managers as a joint assured, with full cover, with the Owners obtaining cover in respect of each of the insurances specified in sub-clause 6.1:

(i)	on terms whereby the Managers and any such third party are liable in respect of premiums or calls arising in connection with the Owners’ Insurances; or

(ii)	if reasonably obtainable, on terms such that neither the Managers nor any such third party shall be under any liability in respect of premiums or calls arising in connection with the Owners’ Insurances; or

(iii)	on such other terms as may be agreed in writing.

Indicate alternative (i), (ii) or (iii) in Box 14. if Box 14 is left blank then (i) applies.

6.4 written evidence is provided, to the reasonable satisfaction of the Managers, of their compliance with their obligations under Clause 6 within a reasonable time of the commencement of the Agreement, and of each renewal date and, if specifically requested, of each payment date of the Owners’ Insurances.

7.	Income Collected and Expenses Paid on Behalf of Owners

7.1 All moneys collected by the Managers under the terms of this Agreement (other than moneys payable by the Owners to the Managers) and any interest thereon shall be held to the credit of the Owners in a separate bank account.

7.2 All expenses incurred by the Managers under the terms of this Agreement on behalf of the Owners (including expenses as provided in Clause 8) may be debited against the Owners in the account referred to under sub-clause 7.1 but shall in any event remain payable by the Owners to the Managers on demand.

8.	Management Fee

8.1 The Owners shall pay to the Managers for their services as Managers under this Agreement an annual management fee as stated in Box 15 which shall be payable by equal monthly instalments in advance, the first instalment being payable on the commencement of this Agreement (see Clause 2 and Box 4) and subsequent instalments being payable every month.

8.2 The management fee shall be subject to an annual review on the anniversary date of the Agreement and the proposed fee shall be presented in the annual budget referred to in sub-clause 9.1.

PART II

“Shipman 98” Standard Ship Management Agreement

8.3 The Managers shall, at no extra cost to the Owners, provide their own office accommodation, office staff, facilities and stationery. Without limiting the generality of Clause 7 the Owners shall reimburse the Managers for postage and communication expenses, travelling expenses, and other out of pocket expenses properly incurred by the Managers in pursuance of the Management Services.

8.4 In the event of the appointment of the Managers being terminated by the Owners or the Managers in accordance with the provisions of Clauses 17 and 18 other than by reason of default by the Managers, or if the Vessel is lost, sold or otherwise disposed of, the “management fee” payable to the Managers according to the provisions of sub-clause 8.1, shall continue to be payable for a further period of three calendar months as from the termination date. In addition, provided that the Managers provide Crew for the Vessel in accordance with sub-clause 3.1:

(i)	the Owners shall continue to pay Crew Support Costs during the said further period of three calendar months and

(ii)	the Owners shall pay an equitable proportion of any Severance Costs which may materialize, not exceeding the amount stated in Box 16.

8.5 If the Owners decide to lay-up the Vessel whilst this Agreement remains in force and such lay-up lasts for more than three months, an appropriate reduction of the management fee for the period exceeding three months until one month before the Vessel is again put into service shall be mutually agreed between the parties.

8.6 Unless otherwise agreed in writing all discounts and commissions obtained by the Managers in the course of the management of the Vessel shall be credited to the Owners.

9.	Budgets and Management of Funds

9.1 The Managers shall present to the Owners annually a budget for the following twelve months in such form as the Owners require. The budget for the first year hereof is set out in Annex “C” hereto. Subsequent annual budgets shall be prepared by the Managers and submitted to the Owners not less than three months before the anniversary date of the commencement of this Agreement (see Clause 2 and Box 4).

9.2 The Owners shall indicate to the Managers their acceptance and approval of the annual budget within one month of presentation and in the absence of any such indication the Managers shall be entitled to assume that the Owners have accepted the proposed budget.

9.3 Following the agreement of the budget, the Managers shall prepare and present to the Owners their estimate of the working capital requirement of the Vessel and the Managers shall each month up-date this estimate. Based thereon, the Managers shall each month request the Owners in writing for the funds required to run the Vessel for the ensuing month, including the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, bunkers or provisions. Such funds shall be received by the Managers within ten running days after the receipt by the Owners of the Managers’ written request and shall be held to the credit of the Owners in a separate bank account.

9.4 The Managers shall produce a comparison between budgeted and actual income and expenditure of the Vessel in such form as required by the Owners monthly or at such other intervals as mutually agreed.

9.5 Notwithstanding anything contained herein to the contrary, the Managers shall in no circumstances be required to use or commit their own funds to finance the provision of the Management Services.

10.	Managers’ Right to Sub-Contract

The Managers shall not have the right to sub-contract any of their obligations hereunder, including those mentioned in sub-clause 3.1, without the prior written consent of the Owners which shall not be unreasonably withheld. In the event of such a sub-contract the Managers shall remain fully liable for the due performance of their obligations under this Agreement.

11.	Responsibilities

11.1 Force Majeure - Neither the Owners nor the Managers shall be under any liability for any failure to perform any of their obligations hereunder by reason of any cause whatsoever of any nature or kind beyond their reasonable control.

11.2 Liability to Owners - (i) Without prejudice to sub-clause 11.1, the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services UNLESS same is proved to have resulted solely from the negligence, gross negligence or wilful default of the Managers or their employees, or agents or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers’ personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers’ liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten times the annual management fee payable hereunder.

(ii) Notwithstanding anything that may appear to the contrary in this Agreement, the Managers shall not be liable for any of the actions of the Crew, even if such actions are negligent, grossly negligent or wilful, except only to the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under sub-clause 3.1, in which case their liability shall be limited in accordance with the terms of this Clause 11.

11.3 Indemnity - Except to the extent and solely for the amount therein set out that the Managers would be liable under sub-clause 11.2, the Owners hereby undertake to keep the Managers and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the Agreement, and against and in respect of all costs, losses, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

11.4 “Himalaya” - It is hereby expressly agreed that no employee or agent of the Managers (including every sub-contractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 11, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 11 the Managers are or shall be deemed to be

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“Shipman 98” Standard Ship Management Agreement

acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

12.	Documentation

Where the Managers are providing Technical Management in accordance with sub-clause 3.2 and/or Crew Management in accordance with sub-clause 3.1, they shall make available, upon Owners’ request, all documentation and records related to the Safety Management System (SMS) and/or the Crew which the Owners need in order to demonstrate compliance with the ISM Code and STCW 95 or to defend a claim against a third party.

13.	General Administration

13.1 The Managers shall handle and settle all claims arising out of the Management Services hereunder and keep the Owners informed regarding any incident of which the Managers become aware which gives or may give rise to claims or disputes involving third parties.

13.2 The Managers shall, as instructed by the Owners, bring or defend actions, suits or proceedings in connection with matters entrusted to the Managers according to this Agreement.

13.3 The Managers shall also have power to obtain legal or technical or other outside expert advice in relation to the handling and settlement of claims and disputes or all other matters affecting the interests of the Owners in respect of the Vessel.

13.4 The Owners shall arrange for the provision of any necessary guarantee bond or other security.

13.5 Any costs reasonably incurred by the Managers in carrying out their obligations according to Clause 13 shall be reimbursed by the Owners.

14.	Auditing

The Managers shall at all times maintain and keep true and correct accounts and shall make the same available for inspection and auditing by the Owners at such times as may be mutually agreed. On the termination, for whatever reasons, of this Agreement, the Managers shall release to the Owners, if so requested, the originals where possible, or otherwise certified copies, of all such accounts and all documents specifically relating to the Vessel and her operation.

15.	Inspection of Vessel

The Owners shall have the right at any time after giving reasonable notice to the Managers to inspect the Vessel for any reason they consider necessary.

16.	Compliance with Laws and Regulations

The Managers will not do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the Vessel’s flag, or of the places where she trades.

17.	Duration of the Agreement

This Agreement shall come into effect on the day and year stated in Box 4 and shall continue until the date stated in Box 17. Thereafter it shall continue until terminated by either party giving to the other notice in writing, in which event the Agreement shall terminate upon the expiration of a period of two months from the date upon which such notice was given.

18.	Termination

18.1 Owners’ default

(i)	The Managers shall be entitled to terminate the Agreement with immediate effect by notice in writing if any moneys payable by the Owners under this Agreement and/or the owners of any associated vessel, details of which are listed in Annex “D”, shall not have been received in the Managers’ nominated account within ten running days of receipt by the Owners of the Managers written request or if the Vessel is repossessed by the Mortgagees.

(ii)	If the Owners:

(a)	fail to meet their obligations under sub-clauses 5.2 and 5.3 of this Agreement for any reason within their control, or

(b)	proceed with the employment of or continue to employ the Vessel in the carriage of contraband, blockade running, or in an unlawful trade, or on a voyage which in the reasonable opinion of the Managers is unduly hazardous or improper, the Managers may give notice of the default to the Owners, requiring them to remedy it as soon as practically possible. In the event that the Owners fail to remedy it within a reasonable time to the satisfaction of the Managers, the Managers shall be entitled to terminate the Agreement with immediate effect by notice in writing.

18.2 Managers’ Default

If the Managers fail to meet their obligations under Clauses 3 and 4 of this Agreement for any reason within the control of the Managers, the Owners may give notice to the Managers of the default, requiring them to remedy it as soon as practically possible. In the event that the Managers fail to remedy it within a reasonable time to the satisfaction of the Owners, the Owners shall be entitled to terminate the Agreement with immediate effect by notice in writing.

18.3 Extraordinary Termination

This Agreement shall be deemed to be terminated in the case of the sale of the Vessel or if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned.

18.4 For the purpose of sub-clause 18.3 hereof

(i)	the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Owners cease to be registered as Owners of the Vessel;

(ii)	the Vessel shall not be deemed to be lost unless either she has become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.

18.5 This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

18.6 The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.

19.	Law and Arbitration

19.1 This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the

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London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

19.2 This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Agreement shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.

In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.

19.3 This Agreement shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.

19.4 If Box 18 in Part I is not appropriately filled in, sub-clause 19.1 of this Clause shall apply.

Note: 19.1, 19.2 and 19.3 are alternatives; indicate alternative agreed in Box 18.

20.	Notices

20.1 Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.

20.2 The address of the Parties for service of such communication shall be as stated in Boxes 19 and 20, respectively.

ANNEX “A” (DETAILS OF VESSEL OR VESSELS) TO

THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)

STANDARD SHIP MANAGEMENT AGREEMENT - CODE NAME: “SHIPMAN 98”

Date of Agreement:

Name of Vessel(s):

Particulars of Vessel(s):

ANNEX “B” (DETAILS OF CREW) TO

THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)

STANDARD SHIP MANAGEMENT AGREEMENT - CODE NAME: “SHIPMAN 98”

Date of Agreement:

Details of Crew:

Numbers                                                             Rank                                                               Nationality

ANNEX “C” (BUDGET) TO

THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)

STANDARD SHIP MANAGEMENT AGREEMENT - CODE NAME: “SHIPMAN 98”

Date of Agreement:

Managers’ Budget for the first year with effect from the Commencement Date of this Agreement:

ANNEX “D” (ASSOCIATED VESSELS) TO

THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)

STANDARD SHIP MANAGEMENT AGREEMENT - CODE NAME: “SHIPMAN 98”

NOTE: PARTIES SHOULD BE AWARE THAT BY COMPLETING THIS ANNEX “D”

THEY WILL BE SUBJECT TO THE PROVISIONS OF SUB-CLAUSE 18.1(i) OF THIS AGREEMENT.

Date of Agreement:

Details of Associated Vessels:

EXHIBIT II

MANAGEMENT FEES

1. Administrative Fee: Commencing on the date of the Original MCSA, an administrative fee of $500,000 per annum, and pro rata for any portion of a year (the “Administrative Fee”), shall be payable by APT Parent to the Manager on a monthly basis, in arrears until the Expiration Date.

The Administrative Fee is based on APT’s, APT Parent’s, APT Holding’s and the Subsidiaries’ status as non-public, non-SEC reporting companies. In the event that APT, APT Parent or APT Holding becomes a public company, or is merged into or acquired by a public company, or, if as a result of a high yield bond offering, it becomes a SEC reporting company, the parties agree that the Administrative Fee shall be revised to take into account reasonable additional accounting and reporting requirements. In the event that a revised Administrative Fee is not agreed by the parties acting in good faith within sixty (60) days of APT, APT Parent or APT Holding becoming a public, SEC reporting company, this Agreement may be terminated by the Manager upon thirty (30) days written notice to APT, APT Parent and APT Holding. Clause 8(b)(i) herein notwithstanding, termination by the Manager under this provision shall not be deemed a default giving rise to an Owner’s termination right under Supplemental Clauses to Standard Ship Management Agreement, Clause 18.2 of the Ship Management Agreements.

Under this Agreement, APT, APT Parent or APT Holding will be a public, SEC reporting company when subject to the statutory requirement that public companies submit quarterly and annual reports, as well as other periodic reports, to the U.S. Securities and Exchange Commission (the “SEC”).

2. Construction Oversight Fee: In addition to the Administrative Fee, during the period commencing on the date of the Original MCSA and ending on the Delivery Date for the final Vessel delivered under the Construction Contract, a construction oversight fee of $250,000 per annum, and pro rata for any portion of a year shall be payable by APT or on behalf of APT by APT Parent to the Manager on a monthly basis, in arrears.